Exhibit 10.11

Execution Version

TERMINATION PROTECTION AGREEMENT

This TERMINATION PROTECTION AGREEMENT (this “Agreement”) is made and entered into as of January 8, 2020 by and between Olaplex, Inc. (formerly Penelope Acquisition Corp.) (the “Company”) and Tiffany M. Walden (the “Executive”), and is effective as of the Closing Date, as such term is defined in the Purchase Agreement by and among Olaplex LLC, Liqwd, Inc., Christal Family Trust Dated May 22, 2014, Christal Investment Trust Dated May 22, 2014, the Company and the other parties thereto, dated as of November 17, 2019 (the “Purchase Agreement”). In the event that the Closing (as such term is defined in the Purchase Agreement) does not occur, this Agreement will be void and of no force or effect.

WHEREAS, the Company has offered employment to the Executive, effective as of the Closing Date, and the Executive has accepted such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.    Severance Entitlement.

(a)    The Executive’s employment with the Company shall be at-will, meaning that both the Executive and the Company will retain the right to terminate the Executive’s employment at any time, with or without Cause or notice.

(b)    If (i) the Company terminates the Executive’s employment without Cause (and not as result of the death or disability of the Executive) or (ii) the Executive terminates her employment for Good Reason, the Company will continue to pay the Executive’s base salary, at the rate in effect at the time of termination, for a period of eighteen (18) months following the date of termination (the “Severance Payments”). Any obligation of the Company to provide the Severance Payments to the Executive is conditioned on her signing and returning, without revoking, to the Company a timely and effective separation agreement containing a general release of claims and other customary terms in the form provided to the Executive by the Company at the time that the Executive’s employment terminates (the “Separation Agreement”) and the Executive’s continuing compliance with her obligations pursuant to this Agreement and any other Restrictive Covenants. The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date the Executive’s employment terminates. Any Severance Payments to which the Executive is entitled will be payable in accordance with the normal payroll practices of the Company. The first such payment will be made on the Company’s next regular payday following the expiration of sixty (60) calendar days from the date that the Executive’s employment terminates, but will be retroactive to the day following such date of termination.

2.    Confidential Information and Assignment of Rights to Intellectual Property.

(a)    Confidential Information. During the course of the Executive’s employment with the Company and its predecessors, the Executive has learned and will continue to learn of Confidential Information, and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of her regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to her employment or any other association with the Company or any of its predecessors or Affiliates. The Executive agrees that this restriction will continue to apply after her employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, the Executive may be held liable if he unlawfully accesses trade secrets by unauthorized means.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time her employment terminates or at such earlier time or times as the Company may specify, all Documents then in her possession or control. The Executive also agrees to disclose to the Company, at the time her employment terminates or at such earlier time or times as the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Executive has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c)    Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) her full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations. All copyrightable works that the Executive creates during her employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. Executive acknowledges that this Section 2(c) shall not apply to any Invention (as defined below) that qualifies fully for exclusion under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit A to this Agreement.

(d)    Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the Executive’s obligations under this Section 2. The obligation of the Company to make payments to the Executive under Section 1 of this Agreement, and the Executive’s right to retain the same, are expressly conditioned upon her continued full performance of her obligations under this Section 2. Upon termination by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

3.    Timing of Payments and Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b)    For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)    Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)    In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

4.    Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means, with regard to any Person, all Persons and entities directly or indirectly controlling, controlled by or under common control with such Person, where control may be by management authority, equity interest or otherwise.

“Cause” means the occurrence of any of the following, as determined by the Company in its reasonable judgment: (i) the Executive’s material failure to perform, or substantial negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates; (ii) the Executive’s material breach of Section 2 of this Agreement, the Executive’s material breach of any other confidentiality, invention assignment, non-disparagement or other similar restrictive covenant obligations set forth in any written agreement by and between the Executive and the Company or any of its Affiliates or the Executive’s breach of any other non- competition, non-solicitation or no-hire restrictive covenant obligations set forth in any written agreement by and between the Executive and the Company or any of its Affiliates (collectively,

“Restrictive Covenants”); (iii) the Executive’s material breach of any other provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Affiliates; (iv) the Executive’s commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (v) other conduct by the Executive that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates; provided, however, that with respect to clause (i), (iii) and (v) of this definition, to the extent such matter or matters are reasonably susceptible to cure, the Executive shall have received written notice from the Company of such matter or matters, describing same in reasonable detail, and shall have failed to cure such matter or matters within ten (10) days after receipt of such written notice; provided, further, that with respect to clause (ii) of this definition, to the extent such matter or matters are reasonably susceptible to cure, the Executive shall have received written notice from the Company of such matter or matters, describing same in reasonable detail, and shall have failed to cure such matter or matters within thirty (30) days after receipt of such written notice.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of her obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Good Reason” means the occurrence of any of the following without the Executive’s consent: (i) the change by the Company of the Executive’s title to any title that does not contain “Chief Operating Officer”, (ii) the Company’s reduction of the Executive’s salary or the Executive’s bonus opportunity of 50% of her salary at any point during the period of her employment with the Company, (iii) the requirement by the Company prior to the date that is twelve (12) months following the Closing that the Executive physically relocate her primary residence to a location more than forty (40) miles from the Executive’s current residence or (iv) the Executive’s removal as a member of the Board of Managers of Penelope Group Holdings GP, LLC (the “Board”) other than a removal occurring in connection with the Executive’s termination of or resignation from employment or the Executive’s resignation from the Board or decision not to stand for reelection to the Board; provided, in each case, that (a) the Executive provides written notice to the Company, setting forth the nature of the condition giving rise to Good Reason, within thirty (30) days of the initial existence of such condition, (b) the condition remains uncured by the Company for a period of thirty (30) days following the provision of the notice referred to in the foregoing clause (a) and (c) the Executive terminates her employment, if at all, not later than thirty (30) days after the expiration of such cure period.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the

Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. Notwithstanding the foregoing, Intellectual Property does not include any Invention that qualifies fully under the provisions of California Labor Code Section 2870, the terms of which are set forth in Exhibit A to this Agreement.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

5.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

6.    Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

7.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.    Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, excluding only that certain employment letter agreement and that certain Employee Agreement, each by and between the Executive and that Company, and each of even date herewith; provided, however, that nothing contained in this Agreement limits or supersedes any prior assignment of intellectual property rights by the Executive to the Company or any of its Affiliates (or any of their predecessors). This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

9.    Cause and Good Reason Definitions. The Company agrees that, as applied to the Executive, the definitions of Cause and Good Reason set forth in this Agreement shall be used as the definitions for such terms or such similar terms in (i) the Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan to be adopted after the Closing and any equity award agreement to be entered into with the Executive thereunder and (ii) the Amended and Restated Agreement of Limited Partnership of Penelope Group Holdings, L.P. to be entered into at the Closing.

[Signature Page Follows Immediately]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Tiffany M. Walden	By:	/s/ James Westra
Tiffany M. Walden	Name:	James Westra
	Title:	President and General Counsel

[Signature Page to Termination Protection Agreement]

EXHIBIT A

INVENTION ASSIGNMENT NOTICE

You are hereby notified that the Termination Protection Agreement between you and Olaplex, Inc., dated as January 8, 2020, does not apply to any invention which qualifies fully for exclusion under the provisions of Section 2870 of the California Labor Code. Following is the text of California Labor Code § 2870:

CALIFORNIA LABOR CODE SECTION 2870

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Olaplex, Inc.

By:	/s/ James Westra
Name:	James Westra
Title:	President and General Counsel

I acknowledge receiving a copy of this Invention Assignment Notice:

/s/ Tiffany M. Walden
Tiffany M. Walden

Date: January 8, 2020